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                                                                    EXHIBIT 10.4

          POST CONFIRMATION CREDIT AGREEMENT AND RATIFICATION AND THIRD
                               AMENDMENT AGREEMENT

       THIS POST CONFIRMATION CREDIT AGREEMENT AND RATIFICATION AND THIRD AMENDMENT AGREEMENT is made between Paragon Capital LLC ("PARAGON"), a Delaware limited liability company with its principal executive offices at Hillsite Office Building, 75 Second Avenue, Suite 400, Needham, Massachusetts 02494 and Foothill Capital Corporation ("FOOTHILL"), a California corporation with its principal executive offices at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California, 90025 and, for the purpose of monitoring and servicing the facility referenced herein, its regional offices located at 60 State Street, Suite 1150, Boston, Massachusetts, 02109, (Paragon and Foothill, collectively being "LENDER" hereunder) and Crown Books Corporation, Delaware corporations ("BORROWER"), with its principal executive office at 3300 75th Avenue, Landover, Maryland, 20785, with respect to a certain Loan and Security Agreement between Borrower and Lender dated July 15, 1998, as amended by the First Amendment to Loan and Security Agreement dated August 17, 1998 and the Second Amendment to Loan and Security Agreement dated as of September 9, 1998 (the "Loan Agreement") (all capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Agreement);

       WHEREAS, the Borrower and its subsidiaries were Debtors-in-Possession under Chapter 11, Case No. 98-1575 (RRM) (Jointly Administered), filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

       WHEREAS, the Bankruptcy Court approved the Loan Agreement by interim order dated July 15, 1998, docketed on July 17, 1998 and, following hearing, by final order dated July 31, 1998 (the "Final Order") and Lender has continued to provide financing to Borrower under the Loan Agreement since that time;

       WHEREAS, the Bankruptcy Court approved, by order dated July 26, 1999, a certain agreement dated as of July 1, 1999 between the Borrowers and the Lender providing for a commitment for "Emergence Financing" to commence upon the Borrowers' emergence from Chapter 11 in accordance with the Loan Agreement (the Commitment");

       WHEREAS, the Bankruptcy Court approved the Borrower's Joint Plan of Reorganization dated June 30, 1999 (the "Plan"), by confirmation order dated October 7, 1999 (the "Confirmation Order") which Confirmation Order and Plan provides for, among other things, the substantive consolidation of Borrower with its subsidiaries and the continued financing of the Borrowers under a "Post Confirmation Credit Agreement" (as defined in the Plan) in accordance with the Commitment;

       WHEREAS the Lender and the Borrower desire to amend the Loan Agreement to provide for the Emergence Financing in accordance the Commitment and to provided that the Loan

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Agreement as amended hereby shall be ratified and confirmed and shall become and be deemed the Post Confirmation Credit Agreement.

       NOW THEREFORE in consideration of the mutual promises set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Subsection 1-1(e) is amended is hereby amended by striking it in its entirety and substituting the following:

              "(e)   Anything to the contrary in Article 1-1(b) above
              notwithstanding, Lender, in the exercise of its discretion, may reduce Advance Rates or create Inventory Reserves, Availability Reserves or other reserves without declaring an Event of Default if it determines that there has occurred a Material Adverse Change."

2. Subsection 1-4(j)(ii)(B) is amended is hereby amended by adding the following sub-section (II):

              "(II) Documentary L/C's: forty five (45) days from issuance."

3. Article 1-8(a) is hereby amended by striking it in its entirety and substituting the following:

              "(a)   The unpaid principal balance of the Loan Account shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at the aggregate of Base plus one (1%) percent per annum but in no event less than eight (8%) percent per annum or in excess of the maximum rate permitted by applicable law. Commencing with the end of fiscal December 1999, if at the close of any month, the aggregate outstanding loans and Letters of Credit exceed one hundred ten (110%) percent of the Borrower's projected loans and Letters of Credit as set forth in Borrower's Business Plan, Borrower shall pay Lender for said month a fee of the greater of Two Thousand ($2,000) Dollars or one and one half (1 1/2%) percent of said excess."

4. Article1-8(b) is hereby amended by deleting the words "plus two (2%) percent per annum" in the last line thereof and inserting in lieu thereof "plus three (3%) percent per annum."

5. Article 1-9(a) is hereby amended by striking it in its entirety and substituting in its place the following:

              "(a)   The parties acknowledge that following approval of the
              Commitment, Borrowers paid a Commitment Fee of One Hundred Thousand ($100,000) Dollars, which fee has been fully earned and nonrefundable as of the date thereof.

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              In addition to the Commitment Fee previously paid, Borrowers upon the execution hereof shall pay a one-time "DIP Conversion Fee" of One Hundred Seventy Five Thousand ($175,000) Dollars, which fee is fully earned and nonrefundable as of the date hereof."

6. The first paragraph of subsection 1-9(b) is hereby amended by striking it in its entirety and substituting in its place the following:

              "(b)   Loan Maintenance Fee. On the date of execution hereof and
              on each anniversary of the date of execution hereof, a loan maintenance fee equal to Eighty-Four Thousand ($84,000) Dollars Such fee shall have been fully earned as of the date hereof and as of each anniversary of the date of execution hereof and shall be payable in twelve (12) monthly installments as follows: 1/12th of such fee (Seven Thousand ($7,000) Dollars) shall be payable as of the date hereof and on each anniversary of the date of execution hereof, and 1/12th of such fee shall be payable on the same day of each month hereafter and thereafter until paid in full; and, during any month in which the Effective Advance Rate on any occasion exceeds fifty (50%) percent an additional fee of Three Thousand Hundred ($3,000) Dollars shall be payable (the "Loan Maintenance Fee")."

7. Article 1-9(d) is hereby amended by striking it in its entirety and substituting in its place the following:

              "(e)   Financial Examination, Legal Investigation, Documentation,
              and Appraisal Fees. Subject to the provisions of Article 9-10, Lender's actual and reasonable charges paid or incurred for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Lender; Lender's actual and reasonable charges paid or incurred for each appraisal of the Collateral performed by personnel employed by Lender; and, the actual and reasonable charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform legal investigation, documentation financial analysis and examinations (i.e., audits) of Borrower or to appraise the Collateral."

8. Article 2-1 is hereby amended by striking the parenthetical "(specifically excluding all avoidance actions)."

9. Article 4-2 is hereby amended by striking it in its entirety and substituting in its place the following:

              "4-2 Opinion. An opinion of Young Conaway Stargatt & Taylor, LLP counsel to the Borrower, in form and substance reasonably satisfactory to Lender and Lender's counsel."

10. Article 4-7 is hereby amended by striking it in its entirety and substituting in its place the following:

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              "4-7. Initial Minimum Excess Availability. Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, the establishment of such Revolving Credit, is not less than One Million ($1,000,000) Dollars."

11. Article 4-9 is hereby amended by striking it in its entirety and substituting in its place the following:

              "4-9 No Material Adverse Change. No Material Adverse Change since July 1, 1999 or otherwise has occurred."

12.    The following Article 4-10 is added:

              "4-10 Delivery of Documents. No document shall be deemed delivered to the Lender until received and accepted by the Lender at its head offices in Needham, Massachusetts. Under no circumstances will this Agreement take effect until executed and accepted by the Lender at said head office. In the event that Lender agrees to make the initial advance or any subsequent advance hereunder, prior to Borrower's delivery of any documents required under this
              Article 4 or otherwise by this Agreement, an additional fee, of One Thousand ($1,000) Dollars shall be payable weekly on Thursday until such time as all such documents are provided."

13.    The following Article 5-4 is added:

              "5-4. Locations. Landlord's Consents, Waivers.

                            (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices as set forth at the beginning of this Agreement and at those locations which are listed on EXHIBIT 5-4, annexed hereto, which exhibit includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except
              (i) to accomplish sales and/or returns of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 5-4.

                            (b)    The Borrower shall obtain and deliver to the
              Lender:

                            (i)    A.     Consent, waiver and subordination
                                          agreement (satisfactory to the Lender)
                                          by the landlord for nineteen (19)
                                          locations, upon or before execution

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                                          hereof; and for twenty (20) additional
                                          locations including corporate
                                          headquarters within sixty-five (65)
                                          days of the date of execution hereof;
                                          and

                                   B.     Consent to leasehold mortgages for
                                          seventeen (17) locations, upon or
                                          before execution hereof; and for ten
                                          (10) additional locations within
                                          sixty-five (65) days of the date of
                                          execution hereof;

                            and if the Borrower fails to provide such agreements and/or consents within such time periods an additional fee of One Thousand ($1,000) Dollars shall be payable weekly on Thursday until such time as such consents are provided.

                            (ii) The identity of the fee owner, copy of the lease and a full legal description of the subject real estate for (A) all locations for which consent has been obtained on or before the date of execution hereof, within sixty-five (65) days of the date of execution hereof and (B) all other such locations within sixty-five (65) days of obtaining consent; and if the Borrower fails to provide such information within such time periods shall be subject to an additional fee of One Thousand ($1,000) Dollars shall be payable weekly on Thursday until such time as all such information and/or documents are provided.

                            (iii) Leasehold mortgages executed by Borrower in form and substance reasonably acceptable to Lender for all locations for which consent has been obtained within three (3) Business Days of Borrower's receipt of an execution copy of a leasehold mortgage for any such locations(s). Borrower shall cooperate in obtaining any signature required by Landlord if so requested by Lender.

                            (c) Lender may establish an Availability Reserve for up to ninety (90) days rent for each of the Borrower's locations in a Landlord Lien State or in a One Turn State. Such Availability Reserve shall be reduced or eliminated but only if no Suspension Event is then in existence or has not theretofore occurred, upon the furnishing to the Lender of a consent, waiver and subordination agreement (in form satisfactory to the Lender) by the landlord for the subject location.

                            (d) Without duplication of any Availability Reserve described above, the Lender may establish an Availability Reserve for unpaid rent.

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                            (e)    The Borrower will not:

                            (i) Execute, alter, modify, or amend any Lease, except for Borrower's benefit and with at least ten (10) days prior written notice to Lender.

                            (ii) Commit to, or open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral, except up to three (3) locations per year and only to the extent provided for in the Business Plan, as approved by Borrower's Board of Directors, and with at least thirty
                                   (30) days prior written notice to Lender.

                            (f) Except as otherwise disclosed on EXHIBIT 5-4, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment. Borrower shall obtain and deliver a consent, waiver and subordination (in form reasonably satisfactory to the Lender) from each bailee disclosed on EXHIBIT 5-4 on or prior to the date of execution hereof."

14. Article 5-27 is hereby amended by striking it in its entirety and substituting in its place the following:

              "5-27. 2000 Compliance.

                            (a) On the basis of a comprehensive inventory, review and assessment currently being undertaken by Borrowers of Borrowers' computer applications utilized by Borrowers or contained in products produced or sold by Borrowers, and upon inquiry made of Borrowers' material suppliers and vendors, Borrowers' management is of the considered view that Borrowers, its products, and all such suppliers and vendors will be Year 2000 Compliant before October 31, 1999, excepting however, the general ledger and point of sale software applications which shall be Year 2000 Compliant before December 15, 1999.

                            (b) Borrowers (i) are undertaking a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrowers or its products to be Year 2000 Compliant on a timely basis; (ii) is developing a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis; and (iii) to date, is implementing that plan in accordance with that timetable in all respects, and has appointed a committee to oversee such implementation. Borrowers anticipate that it will be Year 2000 Compliant on a timely basis."

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15.    Articles 5-29 ("Administrative Priority; Lien Priority") and 5-30
       ("Interim Borrowing Order, Permanent Borrowing Order, Administrative Priority; Payment of Claims") are hereby amended by striking them in their entirety.

16. Article 10-18 is hereby amended by striking it in its entirety and substituting the following:

              "10-18. Executive Management. The death, disability, or failure of any Executive Officer at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of this Agreement."

17. Article 13-1 is hereby amended by striking it in its entirety and substituting the following:

              "13-1 This Agreement is, and is intended to be, a continuing agreement and shall remain in full force and effect for an initial term ending on the Maturity Date, and thereafter for successive twelve-month periods, each beginning on the 13th day of November (commencing 2001) of each year and ending on November of the following year (each such twelve-month period is hereinafter referred to as a "RENEWAL TERM"); provided, however, that either party may terminate this Agreement as of the end of the initial term or any subsequent renewal term by giving the other party notice to terminate in writing at least sixty (60) days prior to the end of any such period whereupon at the end of such period all Liabilities shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Liabilities is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lender may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Lender's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Liabilities outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Lender, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Liabilities, as described in the preceding sentence."

18. Article 13-2 is hereby amended by striking it in its entirety and substituting the following:

              "13-2. Effect of Termination. Upon the termination of the Revolving Credit, the Borrower shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the

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              Loan Account; any then remaining balance of the Loan Maintenance
              Fee; any accrued and unpaid Unused Line Fee; any Prepayment Premium and all unreimbursed costs and expenses of the Lender for which the Borrower is responsible, and shall make such arrangements concerning any L/C's then outstanding as are reasonably satisfactory to the Lender. Until such payment, all provisions of this Agreement, other than those contained in
              Article 1 which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Lender of the security interests granted the Lender by the Borrower hereunder may be upon such conditions and indemnifications as the Lender may require."

19. Article 13-3 is hereby amended by striking it in its entirety and substituting the following

              "13-3. If Borrower pays in full all or substantially all of the Liabilities prior to the end of the initial term of this Agreement (or any renewal term), other than temporarily from funds internally generated in the ordinary course of business, at the time of such payment Borrower shall also pay to Lender a prepayment premium in an amount equal to: (i) two (2%) percent of the Credit Limit, if paid during the first year after the date of this Agreement and (ii) one and one half (1.5%) percent of the Credit Limit, if prepaid after the first anniversary of this Agreement. Any tender of payment in full of the Liabilities following an acceleration by Lender of the Liabilities pursuant to
              ARTICLE 10 hereof, shall be for purposes of this section deemed to be a prepayment requiring Borrower to pay the aforementioned prepayment premium. Such prepayment premium shall be paid to Lender as liquidated damages for the loss of the bargain by Lender and not as a penalty."

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20.    Article14-10 is hereby amended by striking it in its entirety and substituting the following:

              "14-10.       Consent to Jurisdiction.

                     (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

                     (b) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

                     (c) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action."

21. Article 14-18 is hereby amended by striking it in its entirety and substituting the following:

                     "14-18. Entities Related to Lender. Borrower acknowledges
              notice that Lender is affiliated with The Ozer Group, LLC ("OZER"), Ozer Valuation Services, Inc. ("OZER VALUATION") and Ozer Wholesale Services, Inc. ("OWS"). Ozer, Ozer Valuation, and other entities related to Lender may, from time to time act as a merchant consultant or provide other services to Lender with respect to Borrower."

22.    Article 15 (Debtor In Possession Provisions) is deleted in its entirety.

23. The following Exhibits and Schedules are hereby amended by deleting them in their entirety and substituting the attached revised Exhibits and Schedules

       5-2           Related Entities
       5-3           Trade Names
       5-4           Locations
       5-5           Encumbrances
       5-6           Indebtedness
       5-7           Insurance Policies
       5-9           Leases
       5-12          Taxes

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       7-1           DDA's
       7-2           Credit Card Arrangements
       9-4           Borrowing Base Certificate
       9-5           Reporting requirements
       9-12(a)       Financial Performance Covenants
       9-12(b)       Business Plan

24. The definition of "Acceptable Inventory" is hereby amended by striking, in its entirety and substituting the following:

              "Such of the Borrower's Inventory, at such locations, and of such types, character, qualities and quantities, (net of Inventory Reserve) as the Lender in its sole discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims and Encumbrances."

25. The definition of "Availability Reserves" is hereby amended the following subsection (g):

              " (g) Held or post-dated checks."

26. The definition of "Base" is hereby amended by striking it in its entirety and substituting the following:

              ""BASE": The Base Rate announced from time to time by Wells Fargo Bank, N.A. (or any successor in interest to Wells Fargo Bank, N.A). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set."

27. The definition of "Borrowing Base" is hereby amended by striking it in its entirety and substituting the following:

              ""BORROWING BASE": Means amounts up to the lesser of (a) fifty-five percent (55%) of the Cost of Acceptable Inventory; and
              (b) ninety (90%) percent of the Net Retail Liquidation Value provided however, during the period commencing November 1, 1999 and ending on December 18, 1999 only, means amounts up to the lesser of (w) sixty (60%) percent of the Cost of Acceptable Inventory and (x) ninety four and five tenths (94.5%) percent of the Net Retail Liquidation Value; in each case minus (i) the then unpaid balance of the Loan Account, minus (ii) the then aggregate of such Reserves as may have been established by Lender, and minus
              (iii) the sum of (aa) then outstanding Stated Amount of all L/C's except

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              Documentary L/C's; (bb) the product of the one hundred percent minus the then applicable Advance Rate applicable to the Cost of Acceptable Inventory times then outstanding Stated Amount of all Documentary L/C's and (cc) all freight and duty charges applicable to any Inventory subject to Documentary L/C's "

28. The definition of is "Executive Officer" hereby amended by striking it in its entirety and substituting the following:

              "EXECUTIVE OFFICER": Means during an interim period until the hiring of a permanent Chief Executive Officer and Chief Financial Officer Steven G. Panagos and Zolfo Cooper, and any other Person who (without regard to title) is a successor (reasonably satisfactory to Lender) to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of this Agreement, by any of the foregoing or a combination of the such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

29. The definition of "Material Adverse Change" is hereby amended by striking it in its entirety and substituting the following:

              "MATERIAL ADVERSE CHANGE": Means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, including, without limitation, a material adverse change in the business, prospects, operations, results or operations, assets, liabilities or condition since the date of the latest financial information submitted to Lender on or before the Closing Date, and since the date of the latest financial information supplied hereunder or at any time as compared to the Business Plan attached hereto on the date of execution hereof as EXHIBIT 9-12(b); (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Liabilities or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Lender's liens with respect to the Collateral."

30. The definition of "Maturity Date" is hereby amended by striking it in its entirety and substituting the following:

              "MATURITY DATE": Means November 12, 2001.

31. The definition of " Credit Limit" is hereby amended by striking it in its entirety and substituting the following:

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              "CREDIT LIMIT": Means Thirty Five Million ($35,000,000) Dollars
              during the months September through March of each year, and Thirty Million ($30,000,000) Dollars at all other times.

32.    The following definitions are added

              "ADVANCE RATES": Means the percentage(s) of the Cost of Acceptable Inventory or Net Retail Liquidation Value used to calculate the Borrowing Base.

              "DOCUMENTARY L/C": Means a documentary L/C issued to support the purchase by Borrower of Inventory prior to its transport to a location set forth on EXHIBIT 5-4 that provides that all draws there under must require presentation of customary documentation (including, if applicable, commercial invoices, packing lists, certificate of origin, bill of lading, an airway bill, customs clearance documents, quota statement, certificate, beneficiaries statement and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts or other documents of title, in form and substance satisfactory to Lender and reflecting passage to Borrower of title to first quality Inventory conforming to Borrower's contract with the seller thereof.

              "EFFECTIVE ADVANCE RATE": Means an Advance Rate calculated by dividing the amount of the then total balance of the Loan Account by the then total Cost of all then existing Acceptable Inventory.

In all other respects, the Loan Agreement, as amended remains unchanged, notwithstanding the entry of the Confirmation Order, Borrowers "emergence" from Chapter 11 or otherwise, and is hereby ratified and confirmed in all respects, and hereby is and shall be deemed the Post Confirmation Credit Agreement provided for in the Plan.

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       Executed as a sealed instrument, this 11th day of November, 1999.

CROWN BOOKS CORPORATION,
(BORROWER)

By:  /s/  Steven G. Panagos
   ---------------------------------------
Steven G. Panagos, Responsible Officer


                                          FOOTHILL CAPITAL CORPORATION
                                          (LENDER)


                                       By:  /s/  Todd W. Colpitts
                                          --------------------------------------
                                       Print Name:  Todd W. Colpitts
                                                    ----------------------------
                                       Title:  Vice President
                                               ---------------------------------


                                          PARAGON CAPITAL LLC
                                          (LENDER)

                                          By:  /s/  Robert J. Shusterman
                                             -----------------------------------
                                            Robert J. Shusterman, Executive V.P.
                                            and Chief Credit Officer

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